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Foundry Networks, Inc.
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     On October 31, 2008, Foundry Networks, Inc. (“Foundry”) issued the following press release providing additional information regarding the agreement in principle announced Wednesday, October 29, 2008 to amend the acquisition agreement among Brocade Communications Systems, Inc. (“Brocade”), Foundry and Falcon Acquisition Sub, Inc. relating to Brocade’s proposed acquisition of Foundry:
FOR IMMEDIATE RELEASE
Contacts:

Foundry Networks	Foundry Networks	FD
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.293.4411
dfairfax@foundrynet.com	miburg@foundrynet.com	Jason.Golz@fd.com
Foundry Networks Provides Additional Information Regarding Agreement in Principle with Brocade
SANTA CLARA, Calif. -Oct. 31, 2008- Foundry Networks™, Inc. (NASDAQ: FDRY) today released additional information related to the agreement in principle announced yesterday, October 29, 2008, to amend the acquisition agreement between the two companies relating to Brocade’s proposed acquisition of Foundry.
If a definitive agreement is reached between Foundry and Brocade regarding the new agreement in principle, the stockholder meeting scheduled for Friday, November 7, 2008 at 4:00pm PST will be further delayed and additional information regarding the restructured transaction will be distributed to Foundry’s stockholders for their consideration. In that event, it is anticipated that the Foundry stockholder meeting to consider the restructured transaction would be convened in December 2008, with a closing of the transaction in the second half of December 2008.
Under the agreement in principle reached Wednesday, Foundry’s stockholders would be entitled to receive $16.50 of cash for each share of Foundry common stock. No fractional shares of Brocade common stock will be issued to Foundry stockholders. In addition, the agreement in principle provides that in certain circumstances, Foundry stockholders could receive the proceeds of the sale of Foundry’s portfolio of auction rate securities, up to an amount of $50 million in the aggregate, or up to approximately $0.33 per share of Foundry common stock, if Foundry is able to successfully liquidate its portfolio of these securities prior to the close of the acquisition. There can be no assurance, however, that the securities are marketable or at what price such securities could or will be sold, or that a market for these securities exists or will exist prior to the close of the acquisition. The revised transaction would have an aggregate purchase price of approximately $2.6 billion exclusive of the additional $50 million described above.

Cautionary Statement
This press release contains statements that are forward-looking in nature; including statements regarding the timing of future shareholder communications and meetings, conditions remaining to be completed for the close of the proposed acquisition, the ability of Foundry and Brocade to reach a mutually agreeable amendment to the acquisition agreement to reflect the terms agreed to in the agreement in principle. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties. The risks include, but are not limited to the risk that the parties do not reach agreement on a definitive amendment to the acquisition agreement, and, assuming that it can, risks and uncertainties about whether a market exists or will exist for Foundry’s auction rate securities and whether and the amount at which, if any, Foundry could sell the securities prior to the closing of the acquisition and whether the terms and conditions of the amendment, if agreed upon can or will be fulfilled such that the acquisition can be consummated. Certain of these and other risks are set forth in more detail under “Item 1A. Risk Factors” in Foundry’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. Foundry does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Foundry Networks
Foundry Networks, Inc. (NASDAQ: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions, including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, metro and core routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises, including e-commerce sites, universities, entertainment, health and wellness, government, financial and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynet.com.
Additional Information
In connection with the proposed acquisition of Foundry Networks, Inc., on August 26, 2008, Brocade Communications Systems, Inc. filed a Registration Statement on Form S-4 (File No. 333-153205), as amended, that includes a proxy statement/prospectus for Foundry stockholders in connection with the transaction. The proxy statement/prospectus was disseminated to Foundry stockholders on or about September 25, 2008. Investors and securityholders are urged to read the proxy statement/prospectus because it contains important information about the proposed transaction.
Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov and by contacting Foundry Investor Relations at (408) 207-1399.

Investors and security holders may obtain free copies of the documents filed with the SEC on Foundry’s website at http://www.foundrynet.com/company/ir or the SEC’s website at http://www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.
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